Exhibit 99.1

CONTACT:

Gramercy Property Trust

Ashley M. Mancuso

Investor Relations

(212) 297-1000

Blackstone

Paula Chirhart

(212) 583-5011

Blackstone Completes Acquisition of Gramercy Property Trust

New York, NY — October 10, 2018 — Gramercy Property Trust (NYSE: GPT) announced today the completion of its previously announced acquisition by affiliates of Blackstone Real Estate Partners VIII L.P.  The total transaction value is approximately $7.6 billion.

Pursuant to the transaction, holders of common shares of Gramercy Property Trust will be entitled to receive $27.50 in cash, without interest, in exchange for each common share they own. In connection with the transaction, all of Gramercy’s outstanding Series A preferred shares will be redeemed for approximately $25.05 per share in cash. As a result of the transaction, Gramercy’s common shares will cease trading on the New York Stock Exchange.

Morgan Stanley & Co. LLC acted as exclusive financial advisor to Gramercy. Eastdil Secured LLC acted as a real estate consultant to Gramercy. Wachtell, Lipton, Rosen & Katz acted as Gramercy’s legal advisor.   Citigroup Global Markets Inc. and BofA Merrill Lynch acted as Blackstone’s financial advisors in connection with the transaction. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $120 billion in investor capital under management.  Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America.  Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.